Exhibit 99.1
Nash Finch Reports First Quarter 2007 Results
And Announces Customer Transition
     MINNEAPOLIS (April 25, 2007) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the first quarter ended March 24, 2007 and the transition of a customer to a new supplier.
Financial Results
     Total company sales for the first quarter 2007 were $1.032 billion, a decline of 0.2%, compared to $1.035 billion in the first quarter 2006. The slight sales decline is attributable to the 2006 closure of underperforming retail stores and customer attrition in the food distribution segment, offset by stronger sales in the military segment. This marks improvement relative to the fourth quarter 2006 sales decline which was a reduction of 2.1% compared to the previous years fourth quarter.
     Net earnings for the first quarter of 2007 were $5.3 million, or $0.39 per diluted share, as compared to net earnings of $3.9 million, or $0.29 per diluted share, in the prior year quarter.
     Consolidated EBITDA1 for the first quarter 2007 was $25.2 million, or 2.4% of sales, compared to $24.0 million, or 2.3% of sales, for the first quarter 2006. Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.
     “I am pleased with the improvement in our EBITDA margins during the quarter,” said Alec Covington, President and CEO of Nash Finch. “This is a result of hard work on the part of our employees who are dedicated to achieving the Company’s goals.”

1 Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

Food Distribution Results

	1st Quarter	1st Quarter	%
(dollars in millions)	2007	2006	Change

Sales	$614.8	$620.5	-0.9%
Segment Profit	$18.2	$17.8	1.9%
Percentage of Sales	3.0%	2.9%

     The decrease in first quarter 2007 food distribution sales versus the same period in 2006 was primarily attributable to the annualized impact of lost customer sales in fiscal 2006 which have not yet been fully offset by new customer account gains achieved. The increase in the food distribution segment profit for the first quarter reflects the stabilization of gross margin during the quarter.
Military Distribution Results

	1st Quarter	1st Quarter	%
(dollars in millions)	2007	2006	Change

Sales	$281.8	$262.9	7.2%
Segment Profit	$9.5	$8.7	8.3%
Percentage of Sales	3.4%	3.3%

     The sales increase in the Military segment for the first quarter 2007 relative to the first quarter 2006 reflects increased product line offerings that have resulted in increased sales volumes both domestically and overseas. Military segment profits in the first quarter 2007 increased as a result of a slight sales mix shift from domestic to overseas locations for which the costs of distribution are less.
Retail Results

	1st Quarter	1st Quarter	%
(dollars in millions)	2007	2006	Change

Sales	$135.6	$151.4	-10.4%
Segment Profit	$4.8	$4.3	12.9%
Percentage of Sales	3.6%	2.8%

     The sales decrease in the first quarter 2007 relative to the prior year period is primarily attributable to the sale or closure of 9 stores since the end of the first quarter 2006. Same store sales declined 0.3% for the first quarter 2007 as compared to the same period in 2006. This marks substantial improvement from the same store sales decline reported in the fourth quarter 2006 of 0.7% and the decline of 1.8% for fiscal 2006.
     The retail segment profit improvement in the first quarter 2007 relative to the same period last year was primarily due to improved gross profit margins.
Liquidity
     During the first quarter 2007, the Company repaid $14.5 million of revolving and other long-term debt. The Company continues to focus on effectively managing its working capital, reducing indebtedness and improving cash flow and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the first quarter 2007 improved to 3.24, down from 3.42 at the end of fiscal 2006.
Management
     In the first quarter, the Company announced that Denise Wilson had joined the Company as Senior Vice President, Human Resources. “With the hiring of Denise, we now have all key executive positions filled,” said Mr. Covington, “and we look forward to working as a team to drive our strategic initiatives forward.”
Customer Transition
     Today the Company announced that it will discontinue its supply relationship with Martin’s Super Markets based in South Bend, Indiana. “After careful consideration and dialogue it became apparent that it would not be possible to continue the relationship,” said Mr. Covington. “Martin’s has been a very loyal and supportive customer of Nash Finch Company since our acquisition of two distribution centers in 2005, and we wish them continued success in the future. It is our intention to fully support a smooth and orderly transition to their new supplier.” Martin’s Super Markets represented approximately $153 million in volume during fiscal 2006 and accounted for approximately $3 million in EBITDA contribution to the Company during the same timeframe. It is anticipated that the transition of supply will be completed within the next 60 to 90 days.
     A conference call to review the first quarter 2007 results is scheduled for 10 a.m. (CT) on April 26, 2007. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

     Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
     The statements in this release that refer to plans and expectations for fiscal 2007 and other future periods are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause actual results to differ materially from published plans and expectations include the following:
•	the success or failure of strategic plans, new business ventures or initiatives;

•	the effect of competition on our distribution, military and retail businesses;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	risks entailed by acquisitions, including the ability to successfully integrate acquired operations and retain the customers of those operations;

•	credit risk from financial accommodations extended to customers;

•	general sensitivity to economic conditions, including volatility in energy prices and food commodities;

•	future changes in market interest rates;

•	our ability to identify and execute plans to expand our food distribution operations;

•	changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	adverse determinations or developments with respect to the litigation or SEC inquiry discussed in Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 30, 2006;

•	changes in consumer spending, buying patterns or food safety concerns; and

•	unanticipated problems with product procurement.
A more detailed discussion of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in its periodic reports filed with the SEC.

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In thousands, except per share amounts)

	Twelve
	Weeks Ended
	March 24,	March 25,
	2007	2006
Sales	$1,032,243	1,034,759
Cost of sales	941,522	942,340

Gross Profit	90,721	92,419

Other costs and expenses:
Selling, general and administrative	66,559	70,336
Depreciation and amortization	9,082	9,702
Interest expense	5,595	6,067

Total other costs and expenses	81,236	86,105

Earnings before income taxes and cumulative effect of a change in accounting principle	9,485	6,314

Income tax expense	4,197	2,627

Net earnings before cumulative effect of a change in accounting principle	5,288	3,687

Cumulative effect of a change in accounting principle, net of income tax expense of $119 in 2006	—	169

Net earnings	$5,288	3,856

Net earnings per share:

Basic earnings per share:
Net earnings before cumulative effect of a change in accounting principle	$0.39	0.28
Cumulative effect of change in accounting principle, net of income tax expense	—	0.01

Net earnings per share	$0.39	0.29

Diluted earnings per share:
Net earnings before cumulative effect of a change in accounting principle	$0.39	0.28
Cumulative effect of change in accounting principle, net of income tax expense	—	0.01

Net earnings per share	$0.39	0.29

Declared dividends per common share	$0.180	0.180

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	13,437	13,349
Diluted	13,496	13,374

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In thousands, except per share amounts)

	March 24,	December 30,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$863	958
Accounts and notes receivable, net	189,081	186,833
Inventories	258,645	241,875
Prepaid expenses and other	13,767	15,445
Deferred tax assets	18,507	11,942

Total current assets	480,863	457,053

Notes receivable, net	12,201	13,167

Property, plant and equipment:
Property, plant and equipment	619,522	620,555
Less accumulated depreciation and amortization	(406,718)	(400,750)

Net property, plant and equipment	212,804	219,805

Goodwill	215,174	215,174
Customer contracts and relationships, net	31,270	32,141
Investment in direct financing leases	5,345	6,143
Deferred tax asset, net	5,564	—
Other assets	10,602	10,820

Total assets	$973,823	954,303

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$3,830	3,776
Accounts payable	226,463	209,503
Accrued expenses	61,850	64,943

Total current liabilities	292,143	278,222

Long-term debt	299,472	313,985
Capitalized lease obligations	33,029	33,869
Deferred tax liability, net	—	4,214
Other liabilities	51,013	29,633
Stockholders’ equity:
Preferred stock — no par value
Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value
Authorized 50,000 shares, issued 13,424 and 13,409 shares, respectively	22,373	22,348
Additional paid-in capital	54,704	53,697
Common stock held in trust	(2,051)	(2,051)
Deferred compensation obligations	2,051	2,051
Accumulated other comprehensive income	(4,702)	(4,582)
Retained earnings	226,290	223,416
Treasury stock at cost, 21 and 21 shares, respectively	(499)	(499)

Total stockholders’ equity	298,166	294,380

Total liabilities and stockholders’ equity	$973,823	954,303

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Twelve
	Weeks Ended
	March 24,	March 25,
	2007	2006
Operating activities:
Net earnings	$5,288	3,856
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	9,082	9,702
Amortization of deferred financing costs	189	190
Amortization of rebatable loans	794	446
Provision for bad debts	566	783
Provision for lease reserves	(888)	451
Deferred income tax expense	153	630
Gain on sale of real estate and other	(138)	(300)
LIFO charge	808	462
Asset impairments	866	1,547
Share-based compensation	956	(187)
Cumulative effect of a change in accounting principle	—	(288)
Deferred compensation	92	(1,375)
Other	(52)	(476)
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	(2,759)	18,740
Inventories	(17,579)	11,654
Prepaid expenses	1,810	(592)
Accounts payable	20,419	(7,827)
Accrued expenses	(3,249)	(2,495)
Income taxes payable	5,906	(1,196)
Other assets and liabilities	(49)	(372)

Net cash provided by operating activities	22,215	33,353

Investing activities:
Disposal of property, plant and equipment	612	2,405
Additions to property, plant and equipment	(1,748)	(2,042)
Loans to customers	(292)	(5,010)
Payments from customers on loans	456	374
Purchase of marketable securities	—	(9)
Sale of marketable securities	2	687
Corporate owned life insurance, net	(12)	(56)
Other	—	186

Net cash used in investing activities	(982)	(3,465)

Financing activities:
Payments of revolving debt	(14,500)	(17,600)
Dividends paid	—	(2,397)
Proceeds from exercise of stock options	10	110
Proceeds from employee stock purchase plan	255	253
Payments of long-term debt	(73)	(311)
Payments of capitalized lease obligations	(726)	(680)
Decrease in book overdraft	(6,297)	(8,738)
Tax benefit from exercise of stock options	3	26
Other	—	50

Net cash used by financing activities	(21,328)	(29,287)

Net increase (decrease) in cash and cash equivalents	(95)	601
Cash and cash equivalents:
Beginning of period	958	1,257

End of period	$863	1,858

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	Twelve	Twelve
	Weeks Ended	Weeks Ended
	March 24,	March 25,
Other Data (In thousands)	2007	2006
Total debt	$336,331	394,090
Stockholders’ equity	$298,166	324,681
Capitalization	$634,497	718,771
Debt to total capitalization	53%	55%
Working capital ratio (a)	3.07	2.33

Non-GAAP Data
Consolidated EBITDA (b)	$25,204	24,032
Interest coverage ratio — trailing 4 qtrs. (consolidated EBITDA to interest expense) (c)	4.07	5.09
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (d)	3.24	2.97
Senior secured leverage ratio (senior secured debt to consolidated EBITDA) (e)	1.40	1.49

Comparable GAAP Data
Earnings before income taxes to interest expense (c)	(0.56)	2.38
Debt to earnings before income taxes (d)	(23.48)	6.34
Senior secured debt to earnings before income taxes (e)	(10.16)	3.19

Debt Covenants	Required Ratio	Actual Ratio
Working capital ratio	1.75 (minimum)	3.07
Interest coverage ratio	3.50 (minimum)	4.07
Senior secured leverage ratio	2.50 (maximum)	1.40
Leverage ratio	3.75 (maximum)	3.24

(a)	Working capital ratio is defined as net trade accounts receivable plus inventory divided by the sum of loans and letters of credit outstanding under our senior secured credit agreement plus certain additional secured debt.

(b)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

(c)	Interest coverage ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending March 24, 2007 and March 25, 2006, respectively. The most comparable GAAP ratio is earnings from continuing operations before income taxes divided by interest expense (less deferred financing costs) for the same periods.

(d)	Leverage ratio is defined as the Company’s total debt at March 24, 2007 and March 25, 2006, divided by Consolidated EBITDA for the respective four trailing quarters. The March 25, 2006 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

(e)	Senior secured leverage ratio is defined as total senior secured debt at March 24, 2007 and March 25, 2006 divided by Consolidated EBITDA for the respective four trailing quarters. The March 25, 2006 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The most comparable GAAP ratio is total senior secured debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2007

	2006	2006	2006	2007	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtr
Earnings (loss) from continuing operations before income taxes	$7,733	(6,287)	(25,253)	9,485	(14,322)
Add/(deduct)
Interest expense	6,120	7,906	6,551	5,595	26,172
Depreciation and amortization	9,617	12,685	9,447	9,082	40,831
LIFO	461	1,590	117	808	2,976
Closed store lease costs	1,327	4,455	2,675	(888)	7,569
Asset impairments	3,247	2,522	4,127	866	10,762
Gains on sale of real estate	(1,225)	25	37	—	(1,163)
Subsequent cash payments on non-cash charges	(656)	(1,862)	(686)	(700)	(3,904)
Goodwill Impairment	—	—	26,419	—	26,419
Share based compensation(b)	634	233	486	956	2,309
Special charges	—	6,253	—	—	6,253

Total Consolidated EBITDA	$27,258	27,520	23,920	25,204	103,902

	2006	2006	2006	2007	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtr
Segment Consolidated EBITDA
Food Distribution	$20,089	26,030	20,234	20,637	86,990
Military	10,295	11,850	9,941	9,892	41,978
Retail	8,965	8,633	6,227	6,784	30,609
Unallocated Corporate Overhead	(12,091)	(18,993)	(12,482)	(12,109)	(55,675)

	$27,258	27,520	23,920	25,204	103,902

	2006	2006	2006	2007	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtr
Segment profit
Food Distribution	$17,584	22,689	17,676	18,180	76,129
Military	11,011	11,283	9,485	9,472	41,251
Retail	6,600	5,645	4,296	4,821	21,362
Unallocated Corporate Overhead	(27,462)	(45,904)	(56,710)	(22,988)	(153,064)

	$7,733	(6,287)	(25,253)	9,485	(14,322)

FY 2006

	2005	2005	2005	2006	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtr
Earnings from continuing operations before income taxes	$16,041	18,100	21,364	6,314	61,819
Add/(deduct)
Interest expense	6,578	7,919	6,048	6,067	26,612
Depreciation and amortization	10,614	14,357	10,376	9,702	45,049
LIFO	828	(229)	(452)	462	609
Closed store lease costs	—	216	(191)	902	927
Asset impairments	2,089	1,772	851	1,547	6,259
Gains on sale of real estate	(541)	(556)	(2,600)	33	(3,664)
Subsequent cash payments on non-cash charges	(652)	(752)	(2,690)	(808)	(4,902)
Share based compensation(b)	536	488	14	—	1,038
Special charges	(1,296)	—	—	(187)	(1,483)

Total Consolidated EBITDA	$34,197	41,315	32,720	24,032	132,264

	2005	2005	2005	2006	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtr
Segment Consolidated EBITDA after reclass of marketing revenues and bad debt expense (a)
Food Distribution	$25,291	30,379	22,962	20,352	98,984
Military	9,855	12,187	9,669	9,173	40,884
Retail	8,829	10,273	10,969	6,743	36,814
Unallocated Corporate Overhead	(9,778)	(11,524)	(10,880)	(12,236)	(44,418)

	$34,197	41,315	32,720	24,032	132,264

	2005	2005	2005	2006	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtr
Segment profit after reclass of marketing revenues and bad debt expense (a)
Food Distribution	$22,734	27,112	20,576	17,841	88,263
Military	9,452	11,644	9,259	8,747	39,102
Retail	6,155	6,444	8,284	4,272	25,155
Unallocated Corporate Overhead	(22,300)	(27,100)	(16,755)	(24,546)	(90,701)

	$16,041	18,100	21,364	6,314	61,819

(a)	Segment information prior to fourth quarter fiscal 2005 reflects a reclassification of marketing revenues and costs from Unallocated Corporate Overhead to the Food Distribution and Retail segments and, for periods prior to fiscal year 2006, a reclassification of bad debt expense from Unallocated Corporate Overhead to Food Distribution:

(b)	The calculation of EBITDA has been revised for all periods presented to include an adjustment for noncash share-based compensation.

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Contact:   Bob Dimond,  952-844-1060